SUB-ITEM 77L

September 27, 2011

Board of Trustees
Invesco Commodities Strategy Fund
11 Greenway Plaza
Suite 2500
Houston, TX 77046

Dear Trustees:

We are providing this letter to you for inclusion as an exhibit to your Form N-SAR filing pursuant to Item 77L.

We have audited the financial statements incorporated by reference in the Funds' Annual Report on Form N-CSR for the year ended July 31, 2011 and issued our report thereon dated September 27, 2011. Note 1H to the financial statements describes a change in the Trust's basis of presentation relating to the Fund's investment in a wholly-owned subsidiary of the Fund (the "Subsidiary"). The Fund previously presented its financial statements as a portfolio investment in which the Fund's investment in the Subsidiary is presented as a single line item within the Fund's statement of assets and liabilities and the financial statements of the Subsidiary accompanied the audited financial statements of the Fund.

The Trust has changed its methodology to currently consolidate the financial statements of the Subsidiary. It should be understood that the preferability of one acceptable method of accounting over another for determining whether to consolidate or utilize a portfolio investment presentation has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in Form N-CSR, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Funds' circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

PricewaterhouseCoopers LLP